Exhibit 99.1

Interlink Electronics Reports Fourth Quarter and Fiscal Year 2023 Results

Revenue increased 120% from year-ago quarter on acquisitions and organic growth

EBITDA for the year increased $845,000 on revenue growth

IRVINE, Calif., Mar. 21, 2024 /PRNewswire – Interlink Electronics, Inc. (Nasdaq: LINK), a world-leading provider of sensors and printed electronic solutions that support a wide range of applications including Human-Machine Interface devices and Internet-of-Things solutions, today announced its financial results for the three months and year ended December 31, 2023.

Revenue for the quarter was $3.5 million, up 120% from the prior year period on sales from our new gas sensor and membrane keypads operations acquired in December 2022 and March 2023, respectively, and due to increased orders from and shipments to customers of our traditional force-sensor products. This in turn drove an 84% increase in the Company’s gross profit to $1.5 million. Revenue for the year was $13.9 million, up 86% from the prior year due to the inclusion of the acquired businesses and also to organic revenue gains.

The following table sets forth the consolidated financial highlights.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three Months Ended December 31,				Year Ended December 31,
Consolidated Financial Results	2023	2022	$ ∆	% ∆	2023	2022	$ ∆	% ∆
Revenue	$3,538	$1,611	$1,927	119.6%	$13,940	$7,493	$6,447	86.0%
Gross profit	$1,452	$796	$656	82.4%	$6,559	$3,861	$2,698	69.9%
Gross margin	41.0%	49.4%			47.1%	51.5%
Loss from operations	$(580)	$(345)	$(235)	(68.1)%	$(439)	$(668)	$229	34.3%
Net income (loss)	$(448)	$1,412	$(1,860)	(131.7)%	$(383)	$1,672	$(2,055)	(122.9)%
Net income (loss) applicable to common stockholders	$(548)	$1,312	$(1,860)	(141.8)%	$(783)	$1,272	$(2,055)	(161.6)%
Earnings (loss) per common share – diluted	$(0.06)	$0.13	$(0.19)	(146.2)%	$(0.08)	$0.13	$(0.21)	(161.5)%
EBITDA	$15	$(290)	$305	105.2%	$424	$(421)	$845	200.7%

•	Revenue increased 120% to $3.5 million in the fourth quarter of 2023 compared to the prior-year period and increased 86% to $13.9 million for the year. This was due primarily to the inclusion of revenues from our Gas and Environmental Sensors division (the SPEC Sensors/KWJ Engineering electrochemical gas sensor businesses acquired in December 2022) and from the Calman Technology Limited membrane keypad and printed electronics operations acquired in March 2023, and also to increased sales of our traditional force-sensor products on increased demand from customers.

•	Gross profit for the quarter increased 82% to $1.5 million compared to the year-ago quarter due to increased revenues, while gross margin percentage was down from 49% to 41%. For the year ended December 31, 2023, gross profit was $6.6 million, up 70% from the prior year due to higher revenues, offset in part by a decline in gross margin percentage from 52% to 47%. The declines in gross margin percentage for the quarter and for the year were due to changes in product and customer mix from new products and customers (primarily from the acquired businesses) and also to higher materials and components costs on certain orders.

•	EBITDA for the fourth quarter improved from negative $290,000 for the prior-year period to positive $15,000 in the current year. EBITDA for the year improved from negative $421,000 in 2022 to positive $424,000 in 2023. These improvements are due to the increases in revenue and gross profit which more than offset the higher operating expenses from the additions of the SPEC/KWJ and Calman operations. See the attached schedule for reconciliations from net income to EBITDA.

•	The Company ended the year with $4.3 million of cash and cash equivalents.

•	On March 1, 2024, the Board of Directors declared a 50% common stock dividend with a record date of March 11, 2024, payable March 22, 2024. Settlement of fractional share interests will be made by issuing one full share of common stock in lieu of a fractional share. Although the exact effect on common stock outstanding will depend on the number of fractional share settlements, the stock dividend is expected to increase the number of issued and outstanding shares of common stock from 6,573,570 to approximately 9,860,355. For all periods presented, all share and per share data have been retroactively adjusted for the effect of the 50% common stock dividend.

“We believe our 2023 activities and results demonstrate our commitment to growth through acquisitions and organic opportunities,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “We plan to continue to invest in engineering, product development, and sales and marketing resources as we execute on our strategic longer-term growth initiatives.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading provider of sensors and printed electronic solutions that support a wide range of applications, including Human-Machine Interface (“HMI”) devices and Internet-of-Things (“IoT”) solutions, utilizing our expertise in materials science, manufacturing, firmware and software to produce in-house system solutions for custom specifications. We have a proven track record of supplying mission-critical technological solutions in diverse markets including medical devices, automotive, gas detection and environmental quality monitoring, oil and gas and general industrial, and consumer electronics, providing standard and custom-designed sensors that provide the flexibility and functionality needed for today's sophisticated applications.

The Company’s products and solutions currently focus on three main fields:

•	For nearly 40 years, the Company has led the printed electronics industry in commercializing its patented Force Sensing Resistor® technology, which offers pressure and position sensing and rugged capabilities in a very wide range of temperatures. Our piezoelectric film sensors offer strain, bend and vibration sensing and can be used on curved surfaces, while our advanced matrix sensor solutions offer multiple touch capabilities. We supply some of the world's top electronics manufacturers with intuitive sensor and interface technologies for use in advanced applications such as medical robotics and vehicle collision detection.

•	Our Gas and Environmental Sensors division has over 25 years of experience in cutting-edge design and manufacture of electrochemical gas-sensing technology for industry, community, health and home. We provide advanced sensor solutions, precision sensing instruments, and custom engineering services for detecting gases such as carbon monoxide, ozone, hydrogen, NOX gases and ammonia, for transdermal alcohol detection and for air quality monitoring. Our innovative printed sensor design enables high-sensitivity, low-power and cost-effective solutions for broad adoption in the rapidly growing IoT market.

•	Our Calman Technology subsidiary brings over 25 years of experience in the design and manufacture of membrane keypads, graphic overlays, printed electronics and industrial label products. We offer IP-rated digital and hybrid printed devices featuring integrated backlighting and shielding and printed electronics with advanced materials ink printing. Calman has customers in fields such as medical devices and defense technologies and gives the Company a base in Europe.

We serve our international customer base from our corporate headquarters in Irvine, California; our Global Product Development and Materials Science Center and distribution and logistics center in Camarillo, California; our advanced printed-electronics manufacturing facilities in Shenzhen, China, and Irvine, Scotland; and our proprietary gas sensor production and product development facility in Newark, California.

For more information, please visit InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in this press release include statements about our projected revenues and earnings, and our acquisition program and the effects of recent acquisitions, including contributions to our products, manufacturing operations and the markets we serve. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2023	2022

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$4,304	$10,091
Accounts receivable, net	2,167	1,178
Inventories	2,476	2,112
Prepaid expenses and other current assets	381	321
Total current assets	9,328	13,702
Property, plant and equipment, net	313	184
Intangible assets, net	2,654	76
Goodwill	2,461	650
Right-of-use assets	143	172
Deferred tax assets	83	134
Other assets	80	65
Total assets	$15,062	$14,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$464	$273
Accrued liabilities	492	568
Lease liabilities, current	126	131
Accrued income taxes	293	117
Total current liabilities	1,375	1,089

Long-term liabilities
Lease liabilities, long term	33	46
Deferred tax liabilities	626	—
Total long-term liabilities	659	46
Total liabilities	2,034	1,135

Stockholders’ equity
Preferred stock	2	2
Common stock	10	10
Additional paid-in-capital	62,279	62,614
Accumulated other comprehensive income (loss)	200	(98)
Accumulated deficit	(49,463)	(48,680)
Total stockholders’ equity	13,028	13,848
Total liabilities and stockholders’ equity	$15,062	$14,983

INTERLINK ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(in thousands, except per share data)
Revenue, net	$3,538	$1,611	$13,940	$7,493
Cost of revenue	2,086	815	7,381	3,632
Gross profit	1,452	796	6,559	3,861
Operating expenses:
Engineering, research and development	561	308	2,326	1,220
Selling, general and administrative	1,471	833	4,672	3,309
Total operating expenses	2,032	1,141	6,998	4,529
Income (loss) from operations	(580)	(345)	(439)	(668)
Other income (expense):
Other income (expense), net	10	1,907	164	2,611
Income (loss) before income taxes	(570)	1,562	(275)	1,943
Income tax expense (benefit)	(122)	150	108	271
Net income (loss)	$(448)	$1,412	$(383)	$1,672

Net income (loss) applicable to common stockholders	$(548)	$1,312	$(783)	$1,272
Earnings (loss) per common share – basic and diluted	$(0.06)	$0.13	$(0.08)	$0.13
Weighted average common shares outstanding – basic and diluted	9,860	9,911	9,896	9,905

INTERLINK ELECTRONICS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO CONSOLIDATED EBITDA

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(in thousands)
Net income (loss)	$(448)	$1,412	$(383)	$1,672
Adjustments to arrive at earnings before interest, other income/expense, taxes, depreciation, and amortization (EBITDA):
Interest and other (income) expense, net	(10)	(1,907)	(164)	(2,611)
Income tax expense (benefit)	(122)	150	108	271
Depreciation expense	73	43	198	193
Amortization expense	522	12	665	54
EBITDA	$15	$(290)	$424	$(421)